Exhibit 99.1

March 13, 2023

To: Newell Brands Inc.

Ladies and Gentlemen:

Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Director Appointment and Nomination Agreement, dated as of March 18, 2018 (as amended April 23, 2018 and February 8, 2023, the “Nomination Agreement”), among Newell Brands Inc. (the “Company”) and Carl C. Icahn, including entities controlled by Mr. Carl Icahn and his associates and related affiliate entities (collectively, the “Icahn Group”). Pursuant to Section 1(a)(v) of the Nomination Agreement, subject to and effective upon the resignation of Brett M. Icahn from the Company’s Board of Directors (“Board”), the Icahn Group hereby designates David Willetts, Chief Executive Officer of Icahn Enterprises L.P. (“IELP”), to replace Brett Icahn as a member of the Board. The Icahn Group further acknowledges and agrees that (i) upon his election to the Board, Mr. Willetts will be deemed an Icahn Designee and the Replacement for Brett Icahn under the Nomination Agreement; (ii) upon his election to the Board, Gaoxiang (Gary) Hu will be deemed an Icahn Designee and the Replacement for Courtney R. Mather under the Nomination Agreement; (iii) upon the conclusion of the 2023 Annual Meeting, Courtney R. Mather will be deemed to be the New Independent Director; and (iv) by no later than March 15, 2023, Mr. Willetts will cease serving on the board of directors of any company, other than IELP and the Company, with a class of securities registered pursuant to section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or subject to the requirements of section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, as amended.

Very truly yours,

ON BEHALF OF THE ICAHN GROUP

By:	/s/ Jesse Lynn
	Name:	Jesse Lynn
	Title:	Chief Operating Officer

Accepted this 15th day of March, 2023:

NEWELL BRANDS INC.

By:	/s/ Bradford R. Turner
Name: Bradford R. Turner
Title: Chief Legal and Administrative Officer